Exhibit 14.1

Bionomics Limited – Code of Business Conduct

CODE OF BUSINESS CONDUCT

Our Commitment

The Bionomics Board of Directors and the Bionomics Executive team are committed to ensuring that all employees, collaborators and contractors observe the highest standards of ethical behaviour and conduct and follow the principles of Corporate Social Responsibility.

Bionomics aims to foster an environment of ethical and honest behaviour to protect the interests of our shareholders, employees, business partners and the wider environment within which we operate.

Framework and Scope

The purpose of this Code of Business Conduct is to define a framework for our employees, collaborators and contractors on the conduct of business within our standards of ethical values, and in compliance with regulatory and legal obligations and internal policies. It is not intended to be a comprehensive manual of all company policies or responsibilities under law that apply to your role in Bionomics. It should, however, provide and reinforce the core values and principles to help you resolve the ethical and legal issues you may face on a day-to-day basis. This Code of Business Conduct is supported by specific policies and procedures, which set out in more detail Bionomics’ expectations and your obligations as an employee. Where expectations are not explicitly stated, employees are expected to adhere to the spirit of this Code of Business Conduct.

Bionomics’ core values are;

●	Driven by science

●	Guided by experts

●	Inspired by patients

●	Working collaboratively

●	Providing value for stakeholders

Acknowledgement Statement

Periodically, all employees will be asked to acknowledge that this Code of Business Conduct (“Code”) has been provided to them, and that they have read and understood the Code.

There are five broad categories which encompass the way Bionomics’ conducts its business.

1.	Research & Development

Bionomics is committed to performing non-clinical and clinical research ethically to develop and advance high-quality products that address the unmet medical needs of patients.

Pre-Clinical Research

We conduct pre-clinical research in accordance with applicable laws, regulations and internationally recognized standards, including Good Laboratory Practices and Good Animal Welfare Practices.

Policy BNO40.7		Approval Date: 24 February 2021

Bionomics Limited – Code of Business Conduct

Clinical Research

Bionomics clinical studies are designed and conducted in compliance with applicable laws and regulations, as well as recognized ethical standards such as the Declaration of Helsinki and Good Clinical Practice (GCP). This includes ensuring that clinical research participants are not exposed to unnecessary risks, and that their informed consent is obtained. All clinical investigators and other personnel working on Bionomics sponsored clinical studies are trained on the study protocol and GCP. We regularly audit and monitor clinical study sites and processes related to our clinical trials.

Data Integrity

Bionomics is committed to ensuring the quality and integrity of clinical data from our sponsored studies, to ensure our regulatory submissions are based on data of the highest quality. Our clinical data systems and processes are built with data integrity considerations as their cornerstone.

2.	Maintaining Legal, Ethical and Responsible Practices

All Directors, managers, employees and agents acting on behalf of Bionomics are required to meet the following standards of behaviour:

●	Comply with all applicable laws and regulations

●	act honestly and with integrity;

●	comply with both the rule and spirit of the law and regulatory requirements

●	comply with the ethical and technical requirements of any relevant regulatory bodies;

●	exercise due care and diligence in fulfilling their duties and exercising any power that may be attached to their position;

●	act in the best interest of Bionomics except where to do so contravenes any l egal or ethical standards;

●	avoid any real or perceived conflict of interest:

●	respect the confidentiality of all confidential information acquired in the course of their duties, and not use or disclose such information to third parties without appropriate authorisation;

●	respect the rights of employees, suppliers, shareholders and the community at large and to ensure that they meet the Company’s legal and other obligations to these parties;

●	do not take advantage of property, information or position or opportunities arising from these, for personal gain or to compete with Bionomics, and;

●	set a standard of honesty, fairness, integrity and competency in all areas of endeavour which enhances the ethical reputation of Bionomics.

When appointing any director, manager, employee or agent of Bionomics, those making the appointment shall have regard to the capacity of the appointee to meet these legal and ethical standards on a continuous basis.

This Code is one of a number of elements supporting a self- regulatory approach to the way we do business.

While the Code provides a number of specific examples and guides regarding ethical conduct and decision making, the following questions and steps will assist each individual (i.e. directors, managers, employees or agents acting on behalf of Bionomics) in determining whether a decision or action creates an ethical dilemma or breaches the Code.

●	is the decision or conduct in compliance with all laws and regulations?

●	is the decision ethical?

Policy BNO40.7		Approval Date: 24 February 2021

Bionomics Limited – Code of Business Conduct

●	is the decision or conduct within the meaning or spirit of Bionomics’ values, and the Code?

●	is the decision or conduct consistent with Bionomics’ policies and procedures?

●	is the decision or conduct transparent and able to withstand public scrutiny?

Bionomics will at all times honour and respect the culture and laws of any country in which it does business.

All Bionomics employees and representatives should apply the requirements of this Code in their international dealings.

a.	Guide to Ethical Conduct and Decision Making

●	Transparency

Bionomics will ensure that it continues to meet the expectations of our shareholders and the financial community in general by maintaining a core principle of transparency in the preparation and delivery of financial information and other market information, in compliance with Bionomics disclosure obligations under the Corporations Act and ASX Listing Rules. Bionomics Disclosure Policy is available on the Bionomics website under “About” and then the “Corporate Governance” tab.

●	Financial Integrity

Bionomics will exercise diligence and good faith in the preparation of financial information and ensure that such information is accurate, timely and represents a true and fair view of the financial performance and condition of Bionomics and complies with all applicable legislative requirements.

●	Safeguarding Assets

It is incumbent on all employees to ensure the maintenance of a sound system of internal controls to safeguard Bionomics’ assets. Misuse of Bionomics’ assets for personal gain or non-company activities is prohibited.

●	Privacy

Bionomics will safeguard the personal information obtained from persons who deal with Bionomics including the personal information of shareholders held in Bionomics’ share register and only release the information according to applicable legal and regulatory requirements or at the request of shareholder(s). Bionomics Privacy Policy is available on the Bionomics website under “About” and then the “Corporate Governance” tab.

●	Insider Trading

Directors, management and employees must not utilise their position for personal gain or for the gain of another person. Each of Bionomics’ Directors and employees must ensure that any information in their possession that is not publicly available and that may have a material effect on the price or value of Bionomics’ securities is not provided to anyone who may be influenced to subscribe, buy or sell securities, except under strict generally accepted protocols when dealing with capital raisings.

Details of Bionomics’ Securities Trading Policy are available on the Bionomics website under “About” and then the “Corporate Governance” tab.

Policy BNO40.7		Approval Date: 24 February 2021

Bionomics Limited – Code of Business Conduct

●	Whistleblowing

Bionomics is committed to the highest ethical standards and conduct and it is every employee’s responsibility not only to act honestly but also to report any instances of possible corruption, breaches of the law and/or maladministration.

Bionomics has established reporting mechanisms for whistle blowing, as detailed in the Bionomics Whistleblower Policy which is published on Bionomics website under “About” and then the “Corporate Governance” tab.

●	Conflict of Interest

It is the responsibility of every Bionomics employee to identify any conflicts between his or her personal interests and the interests of the Company and to either avoid or properly manage such conflicts before they arise or immediately upon them arising. A conflict of interest exists any time an individual permits the prospect of personal gain to improperly influence the manner in which he or she conducts the Company’s business. Bionomics prohibits conduct that actually constitutes a conflict of interest, as well as conduct that could be perceived as creating a conflict of interest with Bionomics’ interests.

Examples of conflicts include misuse of an individual’s position within the Company for his or her personal gain; outside employment with a competitor of the Company; referral of Company business to a firm controlled by the individual or the individual’s family or a person with whom that individual has a close, personal relationship; and soliciting any gratuities, or receiving greater than nominal gratuities, from customers or suppliers of the Company.

It is the responsibility of each employee to disclose all potential conflicts of interest to the CEO or Executive Chairman (as applicable) as soon as they become aware of such conflicts and where necessary ensure such conflicts are properly managed so as not to give rise to any actual or perceived breach of the company’s ethical standards.

●	Safeguarding Bionomics Information

Bionomics’ business information is critical to the continued success and competitive standing of our Company and must be protected. Every employee must exercise diligence in maintaining the integrity of Bionomics’ proprietary and confidential information by:

●	Maintaining the strict confidentiality of Bionomics information entrusted to you;

●	Obtaining confidentiality agreements before doing business with any third party;

●	Respecting the valid intellectual property rights of others; for example, those outlined in Bionomics third party contracts;

●	Being mindful of sending information by convenient forms of communication like email; and

●	Notifying the CFO immediately if your company assigned assets have been lost or compromised.

These obligations apply even after you leave Bionomics. In addition, you may not disclose confidential information retained during previous employment (e.g., trade secrets).

Policy BNO40.7		Approval Date: 24 February 2021

Bionomics Limited – Code of Business Conduct

Some Examples of Proprietary and Confidential Information

●	Intellectual property such as patents, trademarks, copyrights and trade secrets;

●	Technical specifications, drawings and designs;

●	Financial affairs, customer lists, pricing practices, marketing strategies; and

●	Written and oral agreements between Bionomics and others.

Additionally, your role may encompass developing proprietary information (i.e., intellectual property) for Bionomics. When developing intellectual property for Bionomics using Bionomics’ resources, it is expected that you will not do anything to compromise Bionomics’ ownership of or rights to that intellectual property. This includes refraining from selling it, using it for personal gain, or distributing it to unauthorized third parties.

●	Use of Company Resources

Bionomics’ resources are provided for the purpose of undertaking the business of Bionomics.

Within reason, the limited use of computers, and telephones for private purposes is acceptable, provided that they are not used for private income producing purposes and use is in accordance with all current Bionomics’ policies covering such use. Bionomics reserves the right to prohibit, monitor or restrict the use of its resources.

●	Interaction with Business Partners

Bionomics has business partnerships with individuals and organizations, such as suppliers, who share in our commitment to integrity and transparency in the biotechnology sector. Our interactions with our business partners must show that commitment.

What is Expected of You

Create business partnerships after reviewing the relevant background and qualifications of potential partners, and ensure quality and integrity are built into your selection criteria. To the extent possible, your due diligence should include:

●	When business partners will represent Bionomics, ensuring they know their obligations to follow applicable laws, regulations and Bionomics policies;

●	Using price, quality, reputation and service as the drivers

●	for making supplier selection, not a conflict of interest (see ‘Conflict of Interest’ section); and

●	Ensuring that prospective business partners commit to proper interactions with government officials and healthcare professionals.

Treat business partners with respect and integrity. Negotiate in good faith and honour agreements made with them.

Gifts, Corporate Entertainment and Bribes

Bionomics is committed to the highest ethical standards and conduct and it is every employee’s responsibility to act honestly, responsibly, transparently and without prejudice. In general, gifts and corporate entertainment that are not excessive in value, consistent with customary business practices and which do not influence or would not be perceived to influence objective business conduct are permitted.

Policy BNO40.7		Approval Date: 24 February 2021

Bionomics Limited – Code of Business Conduct

However, the giving or receiving of gifts, corporate entertainment or bribes with the intention of influencing behaviour or to obtain or retain a commercial advantage is prohibited.

Bionomics’ staff (and others’ representing Bionomics) must not:

●	seek or accept a bribe, corporate entertainment or other inducement/incentive which could reasonably be viewed as compromising that person’s ability to make objective and fair decisions on behalf of Bionomics; or

●	provide gifts, corporate entertainment, bribes or other inducements/incentives to anyone, including but not limited to: potential partners, clinicians, nurses, doctors and other medical professionals, which could appear to be an attempt to obtain a special advantage in Bionomics business dealings

Employees concerned about the appropriateness of gifts and corporate entertainment should refuse any such offer or seek the approval of the CEO or Executive Chairman (as applicable)/. Details of Bionomics’ Anti -Bribery & Corruption Policy are available on the Bionomics website under “About” and then the “Corporate Governance” tab

3.	Respecting and Engaging our People

Bionomics is committed to developing a safe and diverse workplace and to providing a work environment in which everyone is treated fairly and with respect

a.	Human Resources

i.	Health and Safety

Bionomics’ believes in a workplace free of accidents and injuries and is committed to the health and safety of its employees. Our commitment to health and safety is underpinned by our:

●	Work, Health and Safety Policy;

●	Unlawful Harassment Prevention Statement; and

●	Substance Abuse Policy.

As part of this process the Audit and Risk Management Committee will review all Bionomics’ human resource policies, and oversee the development and implementation of new policies.

ii.	Discrimination and Harassment

Discrimination, physical or verbal harassment, violence or assault in the workplace is against the law, and will not be tolerated.

Bionomics has established internal controls to manage workplace harassment, and to provide effective reporting and investigation mechanisms.

4.	Taking Care of the Environment in Which We Operate

Bionomics is committed to proving that it is a responsible corporate citizen, which fulfils its moral, ethical and legal obligations towards the environment.

Bionomics undertakes to ensure that it complies with all relevant legislation of regulatory authorities that govern the activities of the business as they impact the environment.

The Audit and Risk Management Committee actively monitors Bionomics’ compliance with its environmental obligations.

Policy BNO40.7		Approval Date: 24 February 2021

Bionomics Limited – Code of Business Conduct

5.	Strengthening our Place Within the Community

Bionomics operates in the area of human therapeutics and as such strongly supports the research pursuits of organisations in the same field.

We also actively encourage staff to make themselves available to local universities as required for lectures in the fields of business and science. This provides the universities and students with access to skills that they may not already have.

6.	Administration of the Code

The Audit and Risk Management Committee

The Audit and Risk Management Committee is responsible for monitoring compliance with the Code. This Committee may delegate the implementation of this Code to the Executive Chairman or CEO (as applicable) and any appropriate managers but shall retain responsibility for reviewing the implementation processes and any changes required to ensure the on-going effectiveness of the Code.

This Committee is also responsible for the regular review and updating of the Code as well as the continuous improvement of the policy development program that underpins the Code. This Committee shall review any findings and reports of examinations by external regulators and shall satisfy itself that disciplinary actions management has taken to respond to violations are appropriate and consistently applied.

Any changes to the Code require Board approval.

7.	Breaches of the Code

The Board or the Audit & Risk Management Committee is informed of any material breaches of the Code, particularly where they are indicative of issues with the culture of the Company.

Breaches of the Code may result in disciplinary action, including dismissal, formal caution or demotion.

Circumstances involving criminal conduct may be referred to the Police or other authorities. Before disciplinary action is imposed, employees will be given the opportunity to present their views on the alleged misconduct.

Employees and contractors have a responsibility to report any breaches of this Code to their immediate supervisor or the CEO/ or Executive Chairman ( as applicable). Directors may report any breach to the Chairman of the Company or the Chair of the Audit & Risk Management Committee. Alternatively, reporting can be made in accordance with the procedure available under the Whistleblower Policy or the Grievance Policy.

All reports will be kept confidential and no person will be disadvantaged or prejudiced by reporting in good faith a breach or suspected breach of a law, regulation, or of this Code.

Related Policies

●	Whistleblower Policy

●	Anti – Bribery & Corruption Policy

●	Securities Trading Policy

●	Grievance Policy

●	Privacy Policy

●	Work Health & Safety Policy

●	Unlawful Harassment & Prevention Statement

●	Substance Abuse Policy

Policy BNO40.7		Approval Date: 24 February 2021
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